Exhibit 10.10

                       EXECUTONE Information Systems, Inc.
                          Transition and Retention Plan
                               Michael W. Yacenda

      The Boards of Directors of EXECUTONE Information Systems, Inc. ("Executone," which together with its subsidiaries, including Unistar Gaming Corp. ("Unistar"), is herein referred to as the "Company"), and of Unistar recognize the current uncertainty associated with the succession in chief executive leadership in the Company and the Executone Board's announced consideration of a possible corporate restructuring that would be intended to
(1) enhance shareholder value, (2) more efficiently allocate corporate resources and (3) channel management focus. The Executone Board also recognizes that senior management of the Company has made a significant, debt-financed financial investment in the Company and its future through the EXECUTONE 1994 Executive Stock Incentive Plan (the "Stock Plan") and that management expects, and is committed to, playing a leadership role in implementing the Company's business plans in order to protect and enhance the value of their investment in the Company and that of all shareholders.

      The Executone Board and the Unistar Board have determined, due to the substantial changes in the Company's business plan and focus since the date the Stock Plan was adopted and due to the further substantial changes currently being considered for the Company's business focus and leadership, including the separation of Unistar from Executone (the "Separation"), to offer a retention and incentive program ("Transition and Retention Plan") to Michael W. Yacenda ("Participating Employee") who is currently participating in the Stock Plan.

      1. Employment Commitment. Participating Employee will become entitled to the benefits described below as they vest according to the terms of this Plan provided he discharges his employment duties diligently in support of the business plans, unity and harmony of the Company, and, after the Separation, Unistar.

      2. Extension of Loan Maturity Date. The maturity date on the Participating Employee's Loan (as defined in the following section) will be the earlier of March 31, 2001 or the date the Participating Employee ceases to be employed by Unistar, but shall not occur upon the Separation. All interest due under a Loan will accrue but will not be payable by the Participating Employee until the maturity date of the Loan. Unistar shall pay such interest as it becomes due. Participating Employee acknowledges and agrees that Unistar shall be solely responsible for the current payment of interest accruing after the Separation.

      3. Free Transferability. Shares of Executone purchased by Participating Employees under the Stock Plan and shares of Unistar purchased upon exercise of rights distributed to the Participating Employee in connection with the Separation (collectively, "Plan Shares") will be freely transferable, subject to applicable securities laws, Company or Unistar policy and the pledge of such shares to Executone as collateral for Executone's guarantee of the employee's loan ("Loan") from Bank of America National Trust and Savings Association (the "Bank") and the advance of interest on the Loan by Executone prior to the Separation for the Participating Employee's benefit. (The collective amount owed

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to the Bank, Executone and Unistar for principal and interest outstanding on a
Loan at any given time is referred to hereafter as the "Loan Balance.") Any shortfall between the portion of a Loan attributable to any Plan Shares that are sold and the application of the net sales proceeds against the Loan Balance will continue to be an outstanding obligation of the Participating Employee, subject to being offset by a Retention Payment as described in paragraph 5 below.

      4. Purchase Option. Executone [or Unistar] will have the right, but not the obligation, to purchase Plan Shares from the Participating Employee, at the market price therefor, at any time on or before March 31, 2001 if the market price of a share of Executone Common Stock, plus after the Separation one-fifth of a share of Unistar Common Stock, is greater than $3.00 per share. The purchase price will be paid in each case by first offsetting any Loan Balance, with any remaining proceeds being delivered to the Participating Employee. To the extent the net proceeds from the exercise of such purchase option are not sufficient to offset fully the Loan Balance, the Participating Employee will remain liable for the Loan Balance under the Loan (which will continue to have the same maturity date and other provisions described herein), subject to the right to earn a Retention Payment and the other provisions of this plan.

      5. Retention Payment. The Participating Employee will earn a Retention Payment, as defined below. A Retention Payment will be deemed earned and vested ratably on a quarterly basis from March 31, 1999 until March 31, 2001, through continued employment by either Executone Information Systems, Inc. or by UniStar Gaming Corp. of the Participating Employee as provided herein, as follows: on March 31, 1999, 33 1/3%; and 8.333% at the end of each calendar quarter thereafter until March 31, 2001. The Retention Payment earned by a Participating Employee will be paid in one installment on the maturity date (as defined in paragraph 2 above) of the Participating Employee's Loan.

      6. Determination of Retention Payment Amount. The Retention Payment shall be that amount as shall be equal to 110% of the excess of the Loan Balance of the Participating Employee's Loan over (1) the purchase price paid for the Participating Employee's Plan Shares if Executone or Unistar exercises its option under paragraph 4 and purchases any or all of the Participating Employee's Plan Shares, and/or (2) the closing market price of the Participating Employee's Plan Shares still owned as of the maturity date of the Participating Employee's Loan (either March 31, 2001, or as of the date of an earlier termination of employment as provided herein). The Retention Payment will be applied against a Participating Employee's Loan Balance, and any excess after the Loan Balance has been paid in full will be paid in cash, subject to any applicable withholding requirements, at the time the Retention Payment is paid.

      7. Acceleration of Vesting. A Retention Payment will be deemed fully earned, vested and payable prior to March 31, 2001, if the Participating Employee has remained continuously employed by the Company or Unistar since the date of this Plan and dies, becomes incapacitated, is terminated without cause by either the Company or Unistar, or if a "change in control" of the Company (prior to the Separation) or Unistar (after the Separation) occurs. In each case, the Retention Payment will be deemed fully earned, vested and payable as of the date of the qualifying occurrence.

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      For purposes of this plan, a "change in control" shall be deemed to have occurred if, (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of all or substantially all of the Company's assets or of Company securities having 50% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company's directors (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board of Directors approving the purchases is the majority at the time the purchases are made); or (ii) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election or any combination of these transactions, the persons who were directors of the Company before such transactions cease to constitute a majority of the Company's Board, or any successor's board, within one year of the last of such transactions. For purpose of this Plan, the Control Change Date is the date on which an event described in (i) or (ii) occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions. Neither the Separation of Unistar, nor the sale of all or a portion of the assets of the Company's Healthcare division, nor the combination of those two events, shall constitute a Change in Control for the purposes of this plan.

      8. Application of Proceeds. The net proceeds from any sales of Plan Shares, whether a full or partial sale in the market or a full or partial purchase by Executone or Unistar under paragraph 4, and any Retention Payment earned by a Participating Employee will in each case be applied first against any Loan Balance then due the Bank or Executone, then against any Loan Balance due to Unistar, with any excess proceeds or remaining Retention Payment being payable to the Participating Employee. The 10% will be paid to the employee. Unlike under the Stock Plan, employees participating in the Transition and Retention Plan will not be required to apply 25% of any bonus earned toward repayment of the Loan Balance.

      9. Examples. The following examples illustrate the application of the Retention Payment in certain cases. These examples are given for illustrative purposes only and reflect a few, but not all, potential circumstances. The actual definition of the Retention Payment set forth above, as interpreted by the Board of Directors of Executone, shall determine the computation and application of a Retention Payment in each specific case.

      Example (a). Assume Participating Employee works for Unistar until March 31, 2001; the Participating Employee's Loan comes due on March 31, 2001; the Participating Employee's Plan Shares are contemporaneously sold in the market for $2.50 a share with the net proceeds delivered to the Bank, Executone and Unistar; the Loan Balance equals $4.90 a share on the date the Plan Shares are sold and the proceeds delivered to the Bank, Executone and/or the Company, as the case may be.

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      The Retention Payment is $2.64 [1.10 x ($4.90-2.50)] a share. The
Participating Employee would have discharged fully his or her liability to the Company and the Bank on the Loan and would receive $0.24 [($4.90-$2.50)*10%] a share in cash.

      Example (b). Participating Employee voluntarily quits on July 1, 1999; the Participating Employee's Loan comes due on the date employment is terminated; the Participating Employee's Plan Shares are sold in the market for $2.50 a share and the proceeds applied against the Loan Balance to the Bank, Executone and Unistar; the Loan Balance equals $4.37 a share at the time of sale and delivery of proceeds. The Participating Employee is 41.67% vested in the maximum Retention Payment.

      The  Retention  Payment  is  $0.86  [($4.37  - $2.50) x 1. 10 x .41671 a
share.  The  Participating  Employee  remains  liable for the  remaining  Loan
Balance of $ 1.01 a share ($4.37 - $2.50 - $0.86), which is then due and payable.

      Example (c). The Participating Employee sells Plan Shares on December 15, 1998 for $3.00 a share and continues to be employed; the Loan Balance at the time of sale and delivery of proceeds equals $4.05 a share; the sales proceeds are applied against the Loan Balance.

     No Retention Payment is yet due and payable. The Retention Payment that can be earned, as determined by the difference between the Loan Balance and the net sales proceeds of the Plan Shares that were sold, is $1.16(1) a share [1.10 x $1.05] for each share sold. The Retention Payment is still subject to being earned and vested for the Participating Employee's account as the Participating Employee's employment continues. So, for example, the Participating Employee continues to be obligated for $1.05(1) a share plus interest, but that amount will be offset and reduced ratably to zero, and the Participating Employee will become entitled to receive any excess by the vesting of the Retention Payment as each quarter passes towards March 31, 2001.

      Example (d). A Participating Employee sells Plan Shares on June 15, 1999 for $5.00 a share and continues to be employed; the Loan Balance at the time of sale and delivery of proceeds equals $4.37 a share; the sales proceeds fully liquidates the Loan Balance to the Bank, Executone and Unistar.

      The Participating Employee retains $0.63 a share and receives no Retention Payment under the plan.

      10. Separation Payment and Benefits. The Participating Employee is expected to execute a 3-year Employment Agreement with Unistar. Separation payments and related benefits will be covered solely by that agreement.

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      (1) These amounts will be increased by any interest that continues to accrue on the Loan Balance, or is imputed for federal income tax purposes.

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      For purposes of the Transition and Retention Plan, Cause shall be defined as defined in the Participating Employee's Employment Agreement with Unistar. A termination otherwise without Cause that results from a change in control or a downsizing shall be considered a termination without Cause. If Participating Employee is offered comparable employment with a purchaser of all or part of the Company's or Unistar's business or with Unistar, he shall not be considered to have been terminated for purposes of this plan.

      11. Distributions on Plan Shares. Plan Shares, as used herein, shall include any shares of Unistar or other property that may be distributed with respect to Plan Shares. Any dividends or other distributions with respect to Plan Shares will be first applied against any Loan Balance.

      12. General. The grant of the payment rights and options proposed by this plan will be in lieu of (a) any and all other rights or claims a Participating Employee may have prior hereto for incentive, retention, separation or similar payments or rights, whether relating to the Stock Plan, Loans, the change in leadership of the Company, any proposed restructuring of the Company, or otherwise, as well as (b) all claims arising from the employee's employment prior to the effective date of the Plan, and shall be so confirmed as the Company requires; provided, however, that this plan will not (i) affect options already granted and outstanding or written incentive plans already issued; or
(ii) preclude the grant of other options or performance and incentive awards from time to time as part of any other key employee option or incentive program the Company may adopt in the future. Participating Employee shall be responsible for any and all income taxes attributable to any of the payments or benefits received or receivable by him hereunder. Participation in this program will be solely for incentive purposes and will not be deemed an entitlement to employment for a minimum term or otherwise change the at-will nature of each Participating Employee's employment. All rights and obligations hereunder, as well as those set forth in the accompanying Transition Plan Acknowledgment and Waiver, are subject to obtaining the Bank's consent to implement the plan. This plan shall be binding upon Unistar after the Separation.

Dated: _______________              EXECUTONE INFORMATION SYSTEMS, INC.


                                    By:___________________________________
                                       Stanley Kabala, Chief Executive Officer


                                    UNISTAR GAMING CORP.


                                    By:   _______________________________
                                          Michael W. Yacenda, President

                                          _______________________________
                                          Michael W. Yacenda


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             Acknowledgment of Participation and Waiver of Claims

      I, Michael W. Yacenda, hereby acknowledge my voluntary participation in the Transition and Retention Plan ("TRP"). I agree that the TRP provides me with consideration over and above that which I am due under any existing benefit plan offered by EXECUTONE or under any contract or agreement which I have with, or have been promised by, EXECUTONE. I further acknowledge that the EXECUTONE benefits to which I am entitled under the TRP shall be determined exclusively by the TRP plan document attached hereto, and that severance or retention payments made to others at levels or amounts different than set forth in the TRP plan document shall not entitle me to additional payments or benefits.

      In exchange for the consideration provided me by the TRP, subject to its approval by the Bank (see TRP 14), I agree to waive, release, and covenant not to sue with respect to any and all claims I now have or may have against EXECUTONE which arise from events taking place prior to my signature on this form. This waiver of claims shall include but not be limited to: claims related to my employment with EXECUTONE; claims related to the EXECUTONE Executive Stock Incentive Plan, my participation in that plan, or any loans incurred in connection with that plan; claims for salary, bonuses, or other compensation or benefits not provided to me in writing by the TRP or other Company-authored document; any claim under the Age Discrimination in Employment Act, 29 U.S.C. 623 et seq.; and any claim under the Employee Retirement Income Security Act of 1974, 29 U.S.C. 1001 et seq. The Company agrees that by signing this form I do not waive any rights to the following: 1) compensation due to me under the 1998 Compensation Plan set forth in a memo from Alan Kessman dated May 11, 1998, and
2) any benefits due to me under an "employee benefit plan" as defined in section 3(3) of ERISA.

      I acknowledge that I have read the TRP plan document and this Acknowledgment of Participation and Waiver of Claims ("Acknowledgment and Waiver"), and that I have been given up to twenty-one (21) days to consider their terms and consult with an attorney if I so choose. I agree that the TRP plan document and this Acknowledgment and Waiver constitute the only agreement between me and EXECUTONE concerning severance or retention payments, and that any prior offer or representation made to me, orally or in writing, is rendered null and void by the TRP plan document and this Acknowledgment and Waiver. By signing below, I indicate that I understand the terms of the TRP and this Acknowledgment and Waiver, am satisfied with them and agree to be bound by them.

      I understand that this Acknowledgment and Waiver shall become effective and enforceable seven (7) days after the date I sign it, and that I have the right to revoke this Acknowledgment and Waiver at any time within that seven (7) day period.

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Date                                Participating Employee

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Company Witness